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                                  EXHIBIT 99.1








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                                   PROXY CARD

     The undersigned hereby acknowledges receipt of the Prospectus/Consent
Solicitation Statement of Host Funding, Inc., dated               , 1995, for
                                                    -------------
the acquisition of the assets of Mission Bay in exchange for Shares of the Company and the undersigned votes as follows as to such transactions:

VOTE HERE:

     /    /    FOR

     /    /    AGAINST

     /    /    ABSTAIN


SIGN HERE:

_____________________________   ________  ___________________________  ________
Sign exactly as your name(s)    Date      Sign exactly as your name    Date
appears(s) on prior page                  appears(s) on prior page


Print Name: ___________________________    Print Name: _________________________

Social Security Number or Tax I.D.:__________________

     TELEPHONE NUMBER:_______________________